EXHIBIT 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Leafly Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	4,502,495(2)	$9.66(3)	$43,494,101.70	$.0000927	$4,032
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	1,125,624(4)	$9.66(3)	$10,873,527.84	$.0000927	$1,008
Equity	Common Stock, par value $0.0001 per share	Rule 457(h)	3,726,209 (5)	$1.78(6)	$6,632,652.02	$.0000927	$615

Total Offering Amounts					$61,000,281.56		$5,655
Total Fee Offsets							$0
Net Fee Due							$5,655

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of common stock of Leafly Holdings, Inc. (the “Registrant”) that may become issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”), the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) and the Registrant’s 2018 Equity Incentive Plan (the “2018 Plan”), as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding common stock.

(2)    Represents shares initially reserved for issuance under the 2021 Plan.

(3)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per share is estimated to be $9.66, based on the average of the high sales price ($10.17) and the low sales price ($9.15) for the Registrant’s common stock as reported by The Nasdaq Stock Market LLC on April 13, 2022.

(4)    Represents shares initially reserved for issuance under the 2021 ESPP.

(5)    Represents shares of common stock issuable upon the exercise of stock options that are outstanding under the 2018 Plan as of the date of this Registration Statement.

(6)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) of the Securities Act. The proposed maximum offering price is based upon $1.78, which is the weighted-average exercise price for the outstanding options to purchase shares of common stock under the 2018 Plan.